EXHIBIT 99.1

Immunomedics Announces First Quarter Fiscal 2012 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Nov. 4, 2011 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the first quarter ended September 30, 2011. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

First Quarter Fiscal 2012 Results

The Company reported total revenues of $1.1 million and a net loss of $5.1 million, or $0.07 per share, for the first quarter of fiscal year 2012, which ended September 30, 2011. This compares to total revenues of $1.5 million and a net loss of $6.5 million, or $0.09 per share, for the same period last year. The decrease in revenues this quarter was primarily the result of lower product sales in Europe and was offset by increased expense reimbursements under a collaboration agreement, which is not expected to continue after this quarter.

As of September 30, 2011, the Company had $20.7 million in cash and cash equivalents.  The Company believes it has sufficient funds to continue its operations and research and development programs for at least the next twelve months, after taking into consideration a significant reduction or delay of planned discretionary spending, if necessary, principally for the clinical trial programs.

"We are pursuing partnering opportunities and other activities for our product candidates, which could provide up-front and milestone payments, as well as funding of development costs and other licensing possibilities.  In the event that we are unable to secure funding from partnering arrangements, we would seek to raise additional capital or pursue other strategic options," commented Gerard G. Gorman, Senior Vice President Finance and Chief Financial Officer.

The Company's key clinical developments and future planned activities:

Epratuzumab

  The multicenter Phase II trial conducted by the North Central Cancer Treatment Group with epratuzumab + rituximab + CHOP chemotherapy as upfront therapy for diffuse large B-Cell lymphoma, which showed a high rate of durable complete responses, was published in the October 13th, 2011 issue of Blood (Blood. 2011 Oct 13; 118(15): 4053-4061. PMID: 21673350).

Clivatuzumab tetraxetan

  The Phase Ib/II study of 90Y-clivatuzumab tetraxetan in patients with advanced pancreatic cancer was placed on a partial clinical hold by the U.S. Food and Drug Administration (FDA), following a single incident in which a patient with a prior successful therapy cycle was inadvertently administered a 90Y dose higher than prescribed during retreatment. The partial hold has since been lifted after the Company has committed to retraining all participating clinical sites and third-party radiopharmacies on the ordering, delivering, administering and cancellation of each dose using a revised dose order form.

  The Phase Ib/II study is now fully enrolled with final results to be presented at upcoming medical conferences.

  The Company plans to complete the final design of Phase III registration trial protocols, and begin clinical trials in calendar year 2012. Additional funding will be required to proceed with these pivotal studies.

Veltuzumab

  At the 2011 ASH Annual Meeting on Monday, December 12, the Company will present updated results from the Phase II study of subcutaneous veltuzumab in immune thrombocytopenic purpura.

Milatuzumab

  Results from an Ohio State University-sponsored Phase I study of milatuzumab and veltuzumab in patients with relapsed and refractory B-cell non-Hodgkin lymphoma will be presented on Monday, December 12, 2011, at the 53rd ASH Annual Meeting.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 182 patents issued in the United States and more than 400 foreign patents, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2011	2011
ASSETS
Current Assets:
Cash and cash equivalents	$ 20,650,728	$ 27,097,610
Accounts receivable, net of allowance for doubtful accounts	570,778	736,980
Inventory	691,409	289,604
Other receivables	2,029,222	974,331
Prepaid expenses	852,980	514,388
Other current assets	161,679	644,705
	24,956,796	30,257,618

Property and equipment, net	3,281,630	3,456,150
Value of life insurance policies	590,505	581,005
Other long-term assets	30,000	30,000

	$ 28,858,931	$ 34,324,773

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 4,890,137	$ 5,548,318
Other liabilities	1,209,774	1,134,492
Stockholders' equity	22,759,020	27,641,963

	$ 28,858,931	$ 34,324,773

Condensed Consolidated Statements of Operations

	Three Months Ended
	September 30,
	2011	2010
Revenues:
Product sales	$ 859,867	$ 1,130,271
Research & development	284,787	363,550
Total Revenues	1,144,654	1,493,821
Costs and Expenses	6,287,526	8,193,686
Operating Loss	(5,142,872)	(6,699,865)
Interest and Other (Expense) Income	29,955	281,238
Loss before Income Tax Expense	(5,112,917)	(6,418,627)
Income Tax Expense	(13,964)	(46,902)
Net Loss	(5,126,881)	(6,465,529)
Less Net Loss attributable on noncontrolling interest	(26,114)	--
Net Loss attributable to Immunomedics, Inc. stockholders	$ (5,100,767)	$ (6,465,529)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$ (0.07)	$ (0.09)

Weighted average number of common shares outstanding (basic and diluted):	75,435,131	75,269,134
CONTACT: Dr. Chau Cheng
         Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com